Exhibit I

News Release

CORRECTION - IPSCO

[Lisle, Illinois] [October 25, 2005] – IPSCO Inc. (NYSE/TSX:IPS) today reported a correction to its third quarter 2005 earnings release issued earlier today.

The Company initially reported that the income before tax for the third quarter of 2005 was higher than the second quarter of 2005 by 1%. The third quarter of 2005 was actually 9% higher than the second quarter of 2005. All other numbers as shown in today's earnings release remain as reported in that release.

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